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                      April 26, 2023

       Shannon Okinaka
       Chief Financial Officer
       Hawaiian Holdings Inc
       3375 Koapaka Street, Suite G-350
       Honolulu, HI, 96819

                                                        Re: Hawaiian Holdings
Inc
                                                            Form 10-K for the
Fiscal Year ended December 31, 2022
                                                            Filed February 15,
2023
                                                            File No. 001-31443

       Dear Shannon Okinaka:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation